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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       Date of Report:  DECEMBER 31, 1997
              Date of earliest event reported:  DECEMBER 16, 1997


                                TCI MUSIC, INC.
             (Exact name of registrant as specified in its charter)




          DELAWARE                   000-22815                84-1380293
(State or other jurisdiction        (Commission              (IRS Employer
      of incorporation)             File Number)          Identification No.)


8101 EAST PRENTICE AVENUE, SUITE 500, ENGLEWOOD, CO             80111
      (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code:  303.267.5500
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On December 16, 1997, TCI Music, Inc., a Delaware corporation ("TCI Music"), The Box Worldwide, Inc., a Florida corporation (the "Box"), and TCI Music Acquisition Sub, Inc., a Florida corporation and wholly owned subsidiary of TCI Music ("Acquisition Sub"), consummated the Agreement and Plan of Merger dated as of August 12, 1997 (the "Merger Agreement") pursuant to which Acquisition Sub was merged with and into the Box with the Box as the surviving corporation (the "Merger"). Shares of common stock of the Box outstanding immediately prior to the Merger (other than shares held by holders exercising dissenters' rights under the Florida Business Corporation Act) were converted into the right to receive a number of shares of TCI Music Series A Convertible Preferred Stock ("Music Preferred Stock") based on the formula described below and cash in lieu of fractional shares. Also effective as of the consummation of the Merger, TCI Music paid EMAP, Plc, an English public limited company and the holder of the Box's 1,666,667 outstanding shares of 6% Convertible Redeemable Preferred Stock, a purchase price of $2,500,000 cash, plus accrued and unpaid dividends, for such shares of preferred stock (the equivalent of $1.50 per share). As a result of these transactions, the Box became a wholly owned subsidiary of TCI Music effective as of the consummation of the Merger.

The common stock of the Box was valued at $1.50 per share for purposes of the Merger, and each share of common stock of the Box outstanding immediately prior to the Merger (other than shares held by holders exercising dissenters' rights) was converted into the right to receive (i) a fraction (the "Merger Conversion Ratio") of a share of Music Preferred Stock equal to the quotient (rounded to the nearest hundredth) of $1.50 divided by three times the average of the average daily closing bid and asked prices of one share of TCI Music Series A Common Stock, par value $.01 per share ("Series A Common Stock"), for a period of 20 consecutive trading days ending on the third trading day prior to the closing of the Merger as reported on the Nasdaq SmallCap Market and (ii) cash in lieu of fractional shares. Such calculation resulted in a Merger Conversion Ratio of .07. The aggregate value of the consideration to be paid to holders of common stock of the Box would be approximately $37 million, assuming approximately 24,902,693 shares of common stock of the Box outstanding immediately prior to the Merger and no dissenters' shares. Each share of Music Preferred Stock will be initially convertible at the option of the holder into three shares of Series A Common Stock, subject to certain antidilution adjustments and adjustments for stock dividends and distributions, if any, will be entitled to receive cash dividends ratably in proportion to dividends declared on each share of Series A Common Stock, if any, and will be entitled to vote on all matters submitted to a vote of the holders of the Series A Common Stock and to the number of votes equal to the number of shares of Series A Common Stock into which the Music Preferred Stock is convertible as of the record date for the matter to be voted on. The Music Preferred Stock began trading on the Nasdaq SmallCap Market on December 17, 1997 under the symbol "TUNEP."

The shares of Series A Common Stock issued to former stockholders of DMX Inc. trade on the Nasdaq SmallCap Market under the symbol "TUNE" together with an associated right (together, a "Unit") issued by Tele-Communications, Inc. ("TCI"), which right entitles the holder to require TCI to purchase such holder's associated share of Series A Common Stock for $8.00 if the trading price of a Unit does not equal or exceed $8.00 for at least 20 consecutive trading days during the one-year period ending July 11, l998. Such rights will expire on August 10, 1998 unless extended by their terms. The shares of Series A Common Stock into which the shares of Music Preferred Stock are convertible will not have any rights associated therewith and may not be traded as the same security as the Units currently traded under the symbol "TUNE." Such shares of Series A Common Stock (without rights) have been assigned a different CUSIP number until the expiration of the rights.
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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements.

         The historical financial statements of the Box that are required to be included in this Report on Form 8-K are substantially the same as the historical financial statements of the Box that were previously included in the Registration Statement on Form S-4 filed by TCI Music, Inc. on November 12, 1997 with the Securities and Exchange Commission, (file no. 333-39943). Accordingly, the historical financial statements of the Box are not included herein.

(b)      Pro Forma Financial Information.

         The pro forma financial information that is required to be included in this Report on Form 8-K is substantially the same as the pro forma information that was previously included in the Registration Statement on Form S-4 filed by TCI Music, Inc. on November 12, 1997 with the Securities and Exchange Commission, (file no. 333- 39943). Accordingly, such pro forma financial information is not included herein.

(c)      Exhibits.

          2. Agreement and Plan of Merger dated as of August 12, 1997 by and among TCI Music, Inc., TCI Acquisition Sub, Inc. and The Box Worldwide, Inc. (Incorporated by reference to Exhibit 2.1 to TCI Music's Registration Statement on Form S-4 dated November 12, 1997, file no. 333-39943.)

          4.1 Specimen Stock Certificate for TCI Music Series A Common Stock (without put right). (Incorporated by reference to Exhibit 4.1 to TCI Music's Registration Statement on Form S-4 dated November 12, 1997, file no. 333-39943.)

          4.2 Specimen Stock Certificate for TCI Music Series A Convertible Preferred Stock. (Incorporated by reference to Exhibit 4.2 to TCI Music's Registration Statement on Form S-4 dated November 12, 1997, file no. 333-39943.)

          4.3 TCI Music, Inc. Certificate of Designations for Series A Convertible Preferred Stock. (Incorporated by reference to
               Exhibit 4.3 to TCI Music's Registration Statement on Form S-4 dated November 12, 1997, file no. 333-39943.)
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               TCI MUSIC, INC.


DATE:  DECEMBER 31, 1997                BY:  /S/ JOANNE WENDY KIM
       -----------------                     ----------------------------------
                                              Vice President-Finance
                                                Principal Financial Officer and
                                                Principal Accounting Officer